Exhibit 3.11

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK; SERIES B PREFERRED STOCK; SERIES C PREFERRED STOCK; SERIES AA, NON-TRANSFERRABLE, SUPER VOTING, PREFERRED STOCK; AND UNDESIGNATED STOCK OF SPECTRASCIENCE, INC.

SpectraScience, Inc., a Minnesota corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation the following resolutions were adopted on May 16, 2016:

WHEREAS, the Corporation has had authorized, but undesignated, 50,000,000 shares of capital stock of the Corporation, and

WHEREAS, the Amended and Restated Articles of Incorporation, dated August 25, 2014, grants to the Board of Directors of the Corporation the authority to designate new series of capital stock, and

WHEREAS, the Corporation has created from the authorized, but undesignated, shares of capital stock the following designations of capital stock on the dates so indicated (other than common stock, of which 700,000,000 shares are authorized):

Series A Preferred Stock- 2,250,000 shares on June 12, 2007

Series B Preferred Stock- 15,000,000 shares on June 22, 2009

Series C Preferred Stock- 25,000,000 shares on April 9, 2010

Series AA Super Voting Stock- 3,000 shares on April 15, 2016, and

WHEREAS, from the above listed authorizations, the Corporation has retired or the holders of the capital stock have converted their stock into Common Stock in the following amounts:

Series A Preferred Stock- 2,250,000 shares

Series B Preferred Stock- 12,415,000 shares

Series C Preferred Stock- 24,500,000 shares

WHEREAS, as a result of the authorizations, retirements and conversions, the authorized share structure of the Corporation as of May 16, 2016 is as follows:

Common Stock- 700,000,000 shares

Series B Preferred Stock- 2,585,000 shares

Series C Preferred Stock- 500,000 shares

Series AA Super Voting Stock- 3,000 shares

Undesignated- 46,912,000 shares, and

WHEREAS, the Corporation is desirous to designate a portion of the Undesignated capital stock to Common Stock.

NOW THEREFORE IT IS RESOLVED:

46,000,000 shares of the Undesignated capital stock are hereby designated as Common Stock resulting in Authorized Common Stock of 746,000,000 shares and Undesignated capital stock of 912,000 shares. The newly designated Common Stock shall have the same preferences and rights as the existing Common Stock.

IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer on behalf of the Corporation do hereby declare and certify that this is the act and deed of the Corporation and accordingly have signed this Certificate of Designations as of June 28, 2016.

By:	/s/ Mark M. McWilliams
Name:	Mark M. McWilliams
Title:	Chairman

By:	/s/ Michael P. Oliver
Name:	Michael P. Oliver
Title:	Chief Executive Officer